Exhibit 10.10

JOHN DEERE STOCK OPTIONS

Terms and Conditions

Granted 15 December 2021

(Nonqualified)

Vesting

These stock options will become exercisable over a three-year period with 34% becoming exercisable one year after the grant date and 33% becoming exercisable on each of the second and third years after the grant date. Vesting is accelerated upon retirement or disability (each as defined under the  John Deere 2020 Equity and Incentive Plan (Plan)), allowing you to exercise these stock options six months after the grant date. If you die while actively employed, the entire stock option amount will be exercisable immediately by your beneficiaries or heirs.

Expiration

These stock options will expire ten years after the grant date. If you retire on or before October 31, 2022, a prorated number of these stock options will be forfeited based on the percentage determined by dividing: (i) the number of calendar months from and including the month of retirement pursuant to applicable Company plans to and including October  2022; by (ii) 12. Subject to the preceding sentence, if you retire or become disabled (as defined under the Plan), you or your beneficiaries or heirs, as the case may be, can exercise these stock options within five years of separation or ten years from the date of grant, whichever comes first. If you die after retirement or becoming disabled, the exercise period may be extended to one year from date of death. If you die while actively employed, your beneficiaries or heirs can exercise these stock options within one year after the date of death or ten years from the date of grant, whichever comes first. Stock options will be cancelled upon the date of termination of employment for reasons other than death, disability or retirement. Stock options are subject to being suspended and terminated if your employment is suspended or you are placed on a leave of absence.  Regardless of the circumstance, all unexercised stock options will expire ten years from the date of grant.

Calculation

The option price of your grant is the closing price of Deere & Company common stock on the New York Stock Exchange at the conclusion of regular trading hours on the date of grant.

Expenses

Commissions, fees, and other expenses connected with the exercise and sale of this stock option grant are payable by you. No commissions or fees are charged if you purchase and hold the shares.

Procedures

Stock options are currently exercised through Fidelity. Information regarding the exercise process is available via the Internet at www.netbenefits.com or by calling (877) 767-2404 in the U.S.  Toll-free codes for calling from outside the U.S. can be accessed via the Internet at www.Fidelity.com/globalcall.

Non-transferability

You may not voluntarily or involuntarily sell, transfer, gift, pledge, assign or otherwise alienate the stock options, including but not limited to transfers related to estate planning, dissolution of marriage, collection, execution, attachment, and any other voluntary or involuntary transfer. Any attempt to do so contrary to the provisions hereof shall be null and void.

Plan Information

These stock options were granted under and are subject to the terms of the Plan, for which a prospectus is available at www.netbenefits.com. Any inconsistencies between these terms & conditions and the Plan shall be resolved in accordance with the terms of the Plan. A paper copy of the prospectus is also available upon request from Deere & Company Global Compensation, One John Deere Place, Moline, Illinois, 61265-8098. The latest Deere & Company Annual Report and Proxy Statement are available electronically at http://www.deere.com/stock or in hard copy upon request from Deere & Company Investor Relations.

Beneficiary Form

The Plan (the John Deere 2020 Equity and Incentive Plan) was approved in February 2020.  Grants under this Plan require a new Beneficiary Designation Form and are not covered by a Beneficiary Designation Form for the prior John Deere Omnibus Equity and Incentive Plan. Beneficiary Designation Forms for completing and returning to Fidelity are available at:

United States Participants: http://jdo.deere.com/en-us/hr/people/Documents/Fidelity%20LTI%20U.S._bene_form.pdf

Outside the United States Participants: http://jdo.deere.com/en-us/hr/people/Documents/Fidelity%20LTI%20International_Bene_Form.pdf

Your beneficiary designations for the Plan will remain in effect until changed by you and will apply to this and all future grants under the Plan.

Agreement

Due to a recent change in Illinois law, the non-compete clause in our terms and conditions requires Deere to inform you of the right to consult an attorney prior to accepting your grant(s). You are not required to accept your grant(s) until 14 days after receiving this message. You will be considered to have agreed to the terms and conditions of this grant, including the non-compete and consulting obligations described in Section 8.2 of the Plan, if you have not notified Deere & Company of any issues or problems within 150 days of the date of this notification.

Grants are made by and at the discretion of the Deere & Company Board of Directors Compensation Committee. This grant does not:

●entitle you to any future grants, benefits or participation;
●entitle you to continued employment;
●create any employment relationships or employment terms;
●alter any employment agreement; or
●become part of remuneration for purposes of determining other benefits.

By agreeing to the terms hereof, you agree also to the collection, processing and transfer of personal data to and from plan administrators, banks, brokers and government agencies as necessary for grant administration.

Additional Terms Applicable to Participants in Salary Grade 19 and Above

You will be considered to have agreed to the terms of the Executive Incentive Award Recoupment Policy if you have not notified Deere & Company of any issues or problems within thirty days of the date of this notification.

Additional Terms Applicable to Participants in India

At the time of each stock option exercise you acknowledge and confirm that:

●	the exercise is for your own account and you are not acting on behalf of, or as agent for, any other person;
●	you have been informed of the conditions that must be met to benefit from the stock options and declare that you qualify for the benefits;
●	the exercise is final and irrevocable;
●	you will ensure and be solely responsible for providing all necessary documentation for the purpose of any action under the Plan;
●	your employer is offering the services to arrange for the remittance of exercise amounts only for your convenience and is not responsible for liability of any kind related to such services; and
●	the exercise will be invalid if any of your representations are incorrect.